Company Contact	Investor Relations:
Harvey Weiss	John McNamara
Chief Executive Officer	Cameron Associates
Fortress America Acquisition Corporation	212-245-8800 Ext. 205
703-528-7073 Ext. 102	john@cameronassoc.com
hweiss@fortressamerica.net

 FORTRESS AMERICA ACQUISITION CORPORATION
COMPLETES  ACQUISITION OF TSS/VORTECH

Company Changing Name to “Fortress International Group”

ARLINGTON, VA - January 19, 2007 -  Fortress America Acquisition Corporation (FAAC, FAACU, FAACW) today completed its acquisition of VTC, L.L.C. (doing business as Total Site Solutions) and Vortech, LLC, two days after receiving approval from the public stockholders of the Company. Less than 10% of the Company’s public stockholders elected to convert their shares to cash.
Harvey Weiss, Chairman of the Company, said, “These are excellent results.  This means that stockholders delivered a strong vote of confidence in the quality of the transaction, the companies being acquired, and their management.”

In connection with the closing, Fortress America is changing its name to “Fortress International Group, Inc.”  The acquired companies are now wholly-owned subsidiaries of Fortress and will operate under the name Total Site Solutions (TSS). After the payments made in the acquisition and required payments to stockholders who exercised their conversion rights, the trust account will release to the Company over $29 million, or $2.46 in cash for each of the 11,966,213 shares outstanding after the acquisition.

Tom Rosato, Chief Executive Officer of Fortress, said  “We are looking forward to our future as a public operating company.  Total Site Solutions has a highly respected name in the mission-critical sector. The stronger balance sheet and increased working capital that this transaction provides the business will enable TSS to compete for much larger contracts than in the past.  Our bonding capacity will jump to $300 million, and the Company has today over $30 million to finance its acquisition strategy and recently announced stock repurchase program.”

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Fortress, particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.

ABOUT FORTRESS

Fortress was established in December 2004 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, operating businesses in the homeland security industry.

ABOUT TOTAL SITE SOLUTIONS

VTC, L.L.C., doing business as Total Site Solutions (“TSS”), supplies industry and government with secure data centers and other mission critical facilities designed to survive terrorist attacks, natural disasters, and blackouts. TSS’s comprehensive suite of services, multi-disciplinary expertise, and products provide customers a single source for critical deliverables. Headquartered in the Baltimore-Washington Corridor, with offices in San Francisco and Atlanta, TSS clients and the end users of its services include the world’s most demanding organizations, including Fortune 500 firms and U.S. Government agencies. For more information, call 866-363-4TSS (4877) or visit www.totalsiteteam.com.

ABOUT VORTECH, LLC

Vortech, LLC (“Vortech”) provides secure data and voice networks as well as redundant power for government and industry mission-critical facilities. A leader in structured cabling solutions, power system installations, and emergency power solutions for data center and high technology environments, Vortech also provides value-added systems and network integration services for perimeter security and access control where physical security and information technology intersect. For more information, visit www.govortech.com.